Exhibit 10.27

CUE BIOPHARMA, INC. EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made by and between Cue Biopharma, Inc., a Delaware corporation (“Cue” or the “Company”), and Lucinda Warren (“Executive,” and together with Cue, the “Parties”).

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the conditions under which the Executive is to be employed by the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
POSITION AND DUTIES.
(a)
As of the Effective Date, Cue shall employ the Executive as Chief Business Officer (“CBO”) and the Executive shall have such duties and authority commensurate with the position and such other duties commensurate with the positions that may be assigned by the Chief Executive Officer of Cue (the “CEO”) or Board of Directors of Cue (the “Board”).
(b)
The Executive shall report directly to the CEO.

The Executive shall devote all of the Executive’s business time, energy, judgment, knowledge and skill and the Executive’s best efforts to the performance of CBO’s duties with Cue, provided that the foregoing shall not prevent the Executive from (i) serving on up to two noncompeting boards of directors; (ii) participating in charitable, civic, educational, professional, community or industry affairs or (iii) managing Executive’s passive personal investments, so long as, with respect to (i), (ii), and (iii) such activities in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential material business or material fiduciary conflict.

2.
Effective Date and Term This Agreement shall have an Effective Date that begins on September 1, 2024, (the “Effective Date”) and continues in effect for no less than two years and may be extended in writing by the Parties (the “Term”) and unless terminated sooner in accordance with Section 7 below.
3.
BASE SALARY. During Executive’s employment with the Company, Cue shall initially pay the Executive a base salary (“Base Salary”) of $450,000 annually, payable in accordance with the regular payroll practices of Cue. The Base Salary shall be subject to all applicable taxes and withholdings. In addition, the Base Salary shall be subject to periodic review and may be adjusted from time to time by the Company.

4.
ANNUAL BONUS. Executive shall be eligible to receive an annual incentive bonus (the “Annual Bonus”), subject to achievement of key performance indicators for Cue, with the level of achievement, the key performance indicators, and actual amount of the Annual Bonus determined by the Compensation Committee of the Board or its delegate (the “Committee”) in its sole discretion. Executive’s target Annual Bonus for each calendar year shall be up to forty percent (40%) of the Base Salary. Any Annual Bonus awarded to the Executive shall be paid by the Company as scheduled by management, provided that no Annual Bonus shall be considered earned until the Board makes all necessary determinations with respect to the Annual Bonus.
5.
STOCK OPTIONS. As consideration for the noncompetition restrictions referenced in Section 10(b), on the Effective Date, Executive shall be granted an Option (as defined in the Cue Biopharma, Inc. 2016 Omnibus Incentive Plan (the “Plan”)) to purchase 350,000 shares of Cue’s Common Stock (the “Option”). The exercise price per share of the Option shall be equal to the Fair Market Value (as defined in the Plan) of a share of Common Stock as of the Grant Date (as defined in the Plan). The Option shall have a term that expires ten years from the Grant Date. The Option shall be subject to the terms and conditions applicable to Options granted under the Plan, as described in the Plan and the applicable Award Agreement (as defined in the Plan), which terms shall not be inconsistent with this Agreement and shall provide for the additional equity-related terms provided in this Agreement. The Option shall become exercisable over two years in equal, semi-annual installments beginning six months from the Grant Date, subject to the terms and conditions of the Plan and the applicable Award Agreement.
6.
EMPLOYEE BENEFITS
(a)
BENEFIT PLANS. During the Executive’s employment with Cue, Executive shall be eligible to participate, in accordance with and subject to any terms and conditions thereof, any employee benefit plans that Cue has adopted or may adopt, maintains or contributes to for the benefit of its employees generally, except to the extent such plans are duplicative of the benefits otherwise provided to Executive hereunder. Executive’s participation shall be subject to the applicable plan documents and generally applicable Cue policies. Notwithstanding the foregoing, Cue may modify or terminate any employee benefit plan at any time.
(b)
HOLIDAYS/PERSONAL TIME OFF/SICK TIME. During the Executive’s employment with Cue, the Executive shall be eligible for the public holidays on which the business of the Company is officially closed in accordance with the Company’s holiday policy. During the Term, Executive shall be entitled to paid vacation time in accordance with Cue’s policy applicable to senior management employees as in effect from time to time. Finally, the Executive shall be entitled to one week (5 business days) of personal and sick days each year, which may be used for doctor appointments, religious observances, personal matters, and all other reasons permitted for personal and sick days as set forth in the Company’s Employee Handbook.

(c)
BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as Cue may require from time to time, Executive shall be reimbursed in accordance with Cue’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by Executive during his employment with the Company and in connection with the performance of Executive’s duties hereunder.

(d)
INDEMNIFICATION AND INSURANCE. The Company shall provide the Executive with indemnification, the advancement of expenses and insurance coverage to the fullest extent provided under the Company’s bylaws and to the fullest extent provided to other C-Suite executives of the Company.

7.
TERMINATION. Executive’s employment under this Agreement shall terminate on the first to occur of the following:
(a)
DISABILITY. Upon 30 days’ prior written notice by Cue to Executive of termination due to Disability while a Disability exists. “Disability” shall mean Executive is unable to perform the essential duties of Executive’s position by reason of a medically determinable physical or mental impairment that is potentially permanent in character or that can be expected to last for a continuous period of not less than 12 months from the start of such Disability.
(b)
DEATH. Automatically upon the death of Executive.
(c)
CAUSE. Immediately upon written notice by Cue to Executive of a termination for Cause. “Cause” shall mean a good faith determination by the Board of:
(i)
the commission of any act by Executive constituting financial dishonesty against Cue or its Affiliates, which act would be chargeable as a felony under applicable law;
(ii)
Executive’s engaging in any other act of fraud, intentional and material misrepresentation, moral turpitude, illegality, discrimination, harassment, or retaliation that would (a) materially adversely affect the business or the reputation of Cue or any of its Affiliates with their respective current or prospective customers, suppliers, lenders or other third parties with whom such entity does or might do business or (b) expose Cue or any of its Affiliates to a risk of civil or criminal legal damages, liabilities or penalties;
(iii)
the repeated and material failure by Executive to follow the reasonable and lawful directives of the CEO or the Board;
(iv)
any material misconduct, material and willful violation of Cue’s or its Affiliates’ written policies applicable to Executive, or willful and deliberate breach of duty by Executive in connection with the business affairs of Cue or its Affiliates; or
(v)
Executive's material breach of this Agreement.

Executive shall be given written notice detailing the specific Cause event and a period of 10 days following Executive’s receipt of such notice to cure such event (if susceptible to cure, as determined by the Board) to the reasonable satisfaction of the Board. Notwithstanding anything to the contrary contained herein, Executive’s right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by Executive. A termination for Cause shall be deemed to include a determination by the Board or its designee following Executive’s termination of service that circumstances existing prior to such termination would have entitled Cue to have terminated Executive for Cause, in which case Executive shall be treated as a Bad Leaver in accordance with Section 10(g). All rights Executive has or may have under this Agreement (including as set forth in Section 10(d) below) shall be suspended automatically during the pendency of any investigation by the Board or its designee, or during any negotiations between the Board or its designee and Executive, regarding any actual or alleged act or omission by Executive of the type described in this definition of Cause. For purposes of the foregoing, no act, or failure to act or refusal to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Cue.

(d)
GOOD REASON. Upon written notice by Executive to Cue of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the consent of Executive, unless such events are fully corrected in all material respects by Cue within 30 days following written notification by Executive to Cue of the occurrence of one of the events:
(i)
a material diminution in Executive’s Base Salary or Annual Bonus opportunity in a manner that is not applied proportionately to all other senior executive officers of the Company;
(ii)
a material diminution in Executive’s authority, responsibilities or duties set forth in Section 1 above, other than temporarily while physically or mentally incapacitated, as required by applicable law;
(iii)
a relocation of Executive’s primary work location by more than 50 miles from its then current location;
(iv)
a requirement that Executive report to anyone other than the CEO or the

Board; or

(v)
a material breach by Cue of a material term of this Agreement.

Executive shall provide Cue with a written notice detailing the specific circumstances alleged to constitute Good Reason within 30 days after the first occurrence of such circumstances, and actually terminate employment within 30 days following the expiration of Cue’s 30-day cure period described above (subject to the Company’s correction of the grounds for Good Reason within such cure period). Otherwise, any claim of such circumstances as Good Reason shall be deemed irrevocably waived by Executive.

(e)
WITHOUT CAUSE. Immediately upon written notice by Cue to Executive of an involuntary termination without Cause (other than for death or Disability).

(f)
VOLUNTARY TERMINATION. Upon 60 days’ prior written notice by Executive to Cue of Executive’s voluntary termination of employment without Good Reason (which Cue may make effective earlier than any notice date).
(g)
EXPIRATION OF TERM. Immediately upon expiration of the Term as set forth in Section 2 (unless such term has been extended in writing by the Parties).
8.
CONSEQUENCES OF TERMINATION.
(d)
DEATH/DISABILITY. In the event that Executive’s employment ends on account of Executive’s death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(iv) below to be paid within 60 days following termination of employment, or such earlier date as may be required by applicable law):
(i)
any unpaid Base Salary through the date of termination;
(ii)
any Annual Bonus for the year prior to the year in which such termination occurs that is earned but unpaid prior to the date of termination, to be paid pro-rata for the period of time from the start of the year to the date of termination from employment (or, if applicable, to the start of the Disability), paid when annual bonuses are paid to actively employed employees of Cue;
(iii)
reimbursement for any unreimbursed business expenses incurred through the date of termination; and
(iv)
all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (collectively, Sections 8(a)(i) through 8(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).
(e)
TERMINATION FOR CAUSE; UPON RESIGNATION WITHOUT GOOD

REASON; UPON EXPIRATION OF TERM. If Executive’s employment is terminated (i) by Cue for Cause; (ii) by Executive without Good Reason; or upon expiration of the Term, Cue shall pay to Executive within 60 days following termination of employment, or such earlier date as may be required by applicable law:

(i)
any unpaid Base Salary through the date of termination;
(ii)
reimbursement for any unreimbursed business expenses incurred through the date of termination; and
(iii)
all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant.
(c)
TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD

REASON. If Executive’s employment by Cue is terminated by Cue other than (i) for Cause, (ii)

for Executive’s death or Disability, (iii) by Executive for Good Reason, or (iv) upon expiration of the Term, Cue shall pay or provide Executive the following:

(i)
the Accrued Benefits;
(ii)
subject to Executive’s compliance with Section 9 below and Executive’s continued compliance with Section 10 below, and subject to Section 20, a lump sum cash severance payment in an amount equal to the sum of (1) the lesser of (A) nine months of Base Salary and (B) the Base Salary that Executive would have received had he remained employed for the remainder of the Term, plus (2) the target Annual Bonus for the year of termination, prorated based on the number of days that Executive is employed in such year through the date of termination, with such lump sum payable on the first payroll date of Cue that occurs more than 60 days after Executive’s termination or resignation (collectively, the “Severance Amount”); and; and
(iii)
subject to Executive’s compliance with Section 9 below and Executive’s continued compliance with Section 10 below, if Executive elects COBRA coverage for health and/or dental insurance in a timely maimer, the Company shall pay the monthly premium payments for such timely elected coverage (consistent with what was in place at termination) when each premium is due until the earliest of the following: (i) three months from termination; (ii) the expiration of the Term; (iii) the date Executive obtains new employment that offers health and/or dental insurance that is reasonably comparable to that offered by the Company; or (iv) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA.

Payments and benefits provided under this Section 8(c) shall be in lieu of any termination or severance payments or benefits to which Executive may be eligible under any of the plans, policies or programs of Cue or any similar state statute or regulation. Should Executive die prior to the payment of the Severance Amount, the Severance Amount shall be paid to the heirs or estate of Executive in accordance with the schedule set forth herein.

(d)
OTHER OBLIGATIONS. Upon any termination of Executive’s employment with Cue, Executive shall automatically be deemed to have resigned from any and all other positions the Executive then holds as an officer, director or fiduciary of Cue and any other entity that is part of the same consolidated group as Cue or in which capacity Executive serves at the direction of or as a result of Executive’s position with Cue; and Executive shall, within 10 days of such termination, take all actions as may be necessary under applicable law or requested by Cue to effect any such resignations.
(e)
EXCLUSIVE REMEDY. The amounts payable to Executive following termination of employment hereunder pursuant to Sections 8(a), (b) and (c) above shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of Executive’s employment with Cue or any of its Affiliates, and Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement.

(f)
NO MITIGATION OR OFFSET. Executive shall not be required to seek or accept other employment or otherwise to mitigate damages as a condition to the receipt of benefits pursuant to this Section 8, and amounts payable pursuant to this Section 8 shall not be offset or reduced by any amounts received by Executive from other sources.
(g)
NO WAIVER OF ERISA-RELATED RIGHTS. Nothing in this Agreement shall be construed to be a waiver by Executive of any benefits accrued for or due to Executive under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by Cue, if any, except that Executive shall not be entitled to any severance benefits pursuant to any severance plan or program of Cue other than as provided herein.

(h)
CLAWBACK. All awards, amounts or benefits received or outstanding under this Agreement shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any applicable law related to such actions, as may be in effect from time to time. Cue may take such actions as may be necessary to effectuate any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, whether adopted before or after the Effective Date, without further consideration or action.
9.
RELEASE. Any and all amounts payable and benefits or additional rights, beyond the Accrued Benefits, provided pursuant to this Agreement following termination from employment shall only be payable if Executive delivers to Cue and does not revoke a general release of claims in favor of Cue in a form to be provided by Cue (which will include, at a minimum, a release of all releasable claims, non-disparagement and cooperation obligations, reaffirmation of Executive’s continuing obligations under this Agreement or the Non-Competition Agreement, and an agreement not to compete with the Company for twelve (12) months following Executive’s separation from employment). Such release shall be furnished to Executive within two business days after Executive’s date of termination, and must become irrevocable within 60 days following termination (or such shorter period as requested by Cue).
10.
RESTRICTIVE COVENANTS.
(h)
CONFIDENTIALITY.
(i)
COMPANY INFORMATION. At all times during the Term and thereafter, Executive shall hold in strictest confidence, and shall not use, except in connection with the performance of Executive’s duties, and shall not disclose to any person or entity, any Confidential Information of Cue. “Confidential Information” means any Cue proprietary or confidential information, technical data, trade secrets or know-how, including research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Executive by Cue, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive.
(ii)
EXECUTIVE-RESTRICTED INFORMATION. During the Term,

Executive shall not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Executive has an agreement or duty to keep such information or secrets confidential.

(iii)
THIRD PARTY INFORMATION. Executive recognizes that Cue has received and in the future shall receive from third parties their confidential or proprietary information subject to a duty on Cue’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during the Term and thereafter, Executive shall hold in strictest confidence, and shall not use, except in connection with the Performance of Executive’s duties, and shall not disclose to any person or entity except in connection with the Performance of Executive’s duties and consistent with Cue’s agreement with such third party, such third party confidential or proprietary information, and shall not use it except as necessary in performing Executive’s duties, consistent with Cue’s agreement with such third party.
(b)
CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND

NONSOLICITATION. Executive acknowledges and agrees that his employment with the Company is contingent upon his signing and adhering to the Employee Confidential Information, Invention Assignment, And Non-Solicitation Agreement in the form attached as Attachment A. Executive expressly acknowledges that Executive’s eligibility for the Option set forth in Section 5 is contingent upon his agreement to adhere to the non-competition provisions set forth in the Non-Competition and Non-Solicitation Agreement, and that such consideration was mutually agreed upon with the Company and is fair and reasonable in exchange for Executive’s compliance with the non-competition obligations.

(c)
NONDISPARAGEMENT. During the Executive’s employment with Cue and at all times thereafter, Executive shall not make negative comments or otherwise disparage Cue or any company or other trade or business that “controls,” is “controlled by” or is “under common control with,” Cue within the meaning of Rule 405 of Regulation C under the Securities Act, including any “subsidiary corporation” of Cue within the meaning of Section 424(f) of the Internal Revenue Code of 1986 (“Affiliates”) or any of their officers, directors, managers, employees, consultants, equity holders, agents or products. The foregoing shall not be violated by truthful statements (i) in accordance with Section 10(i) below; (ii) in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including depositions in connection with such proceedings) or (iii) made in the course of Executive discharging Executive’s duties for Cue.
(d)
COOPERATION. Upon the receipt of reasonable notice from Cue, while employed by Cue and for two (2) years thereafter, Executive shall respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with Cue, and shall provide reasonable assistance to Cue, its Affiliates and their respective representatives in defense of any claims that may be made against Cue or its Affiliates, and shall assist Cue and its Affiliates in the prosecution of any claims that may be made by Cue or its Affiliates, to the extent that such claims may relate to the period of Executive’s employment with Cue (collectively, the “Claims”). Executive shall promptly inform Cue if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against Cue or its Affiliates. Executive also shall promptly inform Cue (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of Cue or its Affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in- opposition) with respect to matters Executive believes in good faith to relate to any investigation of Cue or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against Cue or its Affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent either permitted by Section 10(i) below or that Executive determines in good faith is necessary in connection with the Performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving Cue or any of its Affiliates without getting the prior written consent of Cue. Upon presentation of appropriate documentation, Cue shall pay or reimburse Executive for all reasonable counsel fees, out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in accordance with Cue’s applicable policies in complying with this Section 10(d), and Executive shall be compensated by Cue at a reasonable hourly rate for assistance given after the end of the Term; provided, however, that Executive shall not be paid for any time spent testifying in any arbitration, trial, administrative hearing or other proceeding.
(e)
OWNERSHIP OF INFORMATION, IDEAS, CONCEPTS, IMPROVEMENTS, DISCOVERIES AND INVENTIONS, AND ALL ORIGINAL WORKS OF AUTHORSHIP.
(i)
As between the Parties, all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive or which are disclosed or made known to Executive, individually or in conjunction with others, during the Term and which relate to Cue’s business, products or services (including all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of clients or customers or their requirements, the identity of key contacts within the client or customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) are and shall be the sole and exclusive property of Cue. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of Cue.
(ii)
In particular, Executive hereby specifically assigns and transfers to Cue all of Executive’s worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed thereon, and applications for registration of such names and marks. During the Term and thereafter, Executive shall assist Cue and its nominee at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, including the execution of all lawful oaths and all assignment documents requested by Cue or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, and any application for the registration of such names and marks.
(iii)
Moreover, if during the Term, Executive creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as reports, videotapes, written presentations, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to Cue’s business, products or services, whether such work is created solely by Executive or jointly with others, Cue shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Cue as a contribution to a collective work, as a part of any written or audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire and Cue shall be the author of the work. In the event such work is neither prepared by Executive within the scope of Executive’s employment or is not a work specially ordered and deemed to be a work made for hire, then Executive shall assign, and by these presents, does assign, to Cue all of Executive’s worldwide right, title and interest in and to such work and all rights of copyright therein. Both during the Term and thereafter, Executive shall assist Cue and its nominee, at any time, in the protection of Cue’s worldwide right, title and interest in and to the work and all rights of copyright therein, including the execution of all formal assignment documents requested by Cue or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries; provided, however, that Executive shall be compensated by Cue at a reasonable hourly rate for assistance given after the end of the Term.
(iv)
Notwithstanding the foregoing provisions of this Section 10(e), Cue hereby notifies Executive that the provisions of this Section 10(e) shall not apply to any inventions for which no equipment, supplies, facility, Confidential Information or trade secret information of Cue was used and which were developed entirely on Executive’s own time, unless (A) the invention relates (1) to the business or technology of Cue, or (2) to actual or demonstrably anticipated research or development of Cue, or (B) the invention results from any work performed by Executive for Cue.
(f)
RETURN OF COMPANY PROPERTY. On the date of Executive’s termination of employment with Cue for any reason (or at any time prior thereto at Cue’s request), Executive shall return all property belonging to Cue or its Affiliates (including any Cue or Affiliate-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents or property belonging to Cue or an Affiliate).
(g)
EFFECT OF EXECUTIVE BECOMING A BAD LEAVER. Notwithstanding

any provision of this Agreement to the contrary, if (i) Executive breaches any of the applicable covenants set forth in this Agreement at any time during the period commencing on the Effective Date and ending 12 months after Executive’s termination of employment with Cue for any reason and (ii) Executive fails to cure such breach within 10 days of the effective date of written notice of such breach given by Cue, then Executive shall be deemed a “Bad Leaver.” If Executive is or becomes a Bad Leaver, then (i) any severance being paid to Executive pursuant to this Agreement or otherwise shall immediately cease upon commencement of such action and (ii) Executive shall be liable to repay to Cue any severance previously paid to Executive by Cue, less $100 to serve as consideration for the release described in Section 9 above.

(h)
TOLLING. If Executive violates any of the terms of the non-disclosure and non-solicitation covenants articulated herein, the obligation at issue shall run from the first date on which Executive ceases to be in violation of such obligation.
(i)
SCOPE OF DISCLOSURE RESTRICTIONS. Executive acknowledges that nothing in this Agreement prohibits him from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Executive further understands that he is not required to notify Cue of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding his confidentiality and nondisclosure obligations, Executive understands that she is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
11.
EQUITABLE RELIEF AND OTHER REMEDIES. Executive acknowledges that Cue’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 above would be inadequate and in the event of such a breach or threatened breach, in addition to any remedies at law, Cue, without posting any bond, shall be entitled to seek to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.
12.
NO ASSIGNMENTS. This Agreement is personal to each of the Parties. Except as provided in this Section 12, neither Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party. Cue may assign this Agreement to any of its Affiliates or to any successor to all or substantially all of the business and/or assets of Cue, provided that Cue shall require such Affiliate or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Cue would be required to perform it if no such succession had taken place. As used in this Agreement, “Cue” and the “Company” shall mean Cue and any Affiliate or successor to its business and/or assets that assumes and agrees to perform the duties and obligations of Cue under this Agreement by operation of law or otherwise.
13.
NOTICE. Any notice that either Party may be required or permitted to give to the other shall be in writing and may be delivered personally, by electronic mail or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Cue may notify Executive from time to time; and to Executive at Executive’s electronic mail or postal address as shown on the records of Cue from time to time, or at such other electronic mail or postal address as Executive, by notice to Cue, may designate in writing from time to time.
14.
SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of Cue, the terms of this Agreement shall govern and control.
15.
SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such maimer as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction.
16.
COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
17.
APPLICABLE LAW; CHOICE OF VENUE AND CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(h)
All questions concerning the construction, validity and interpretation of this Agreement and the Performance of the obligations imposed by this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.
(i)
For purposes of resolving any dispute that arises directly or indirectly from the relationship of the Parties evidenced by this Agreement, the Parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Massachusetts and further agree that any related litigation shall be conducted solely in the courts of Suffolk County, Massachusetts or the federal courts for the United States for the District of Massachusetts in Suffolk County, where this Agreement is made and/or to be performed, and no other courts.
(j)
Each Party may be served with process in any manner permitted under State of Massachusetts law, or by United States registered or certified mail, return receipt requested.
(k)
BY EXECUTION OF THIS AGREEMENT, THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED ON THIS AGREEMENT.

MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by Cue. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Executive and Cue or its Affiliates with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either Party that are not expressly set forth in this Agreement.

18.
REPRESENTATIONS. Executive represents and warrants to Cue that (a) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms, and (b) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or performing all of Executive’s duties and obligations hereunder.
19.
TAX MATTERS.
(a)
WITHHOLDING. Any and all amounts payable under this Agreement or otherwise shall be subject to, and Cue may withhold from such amounts, any federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)
SECTION 409A COMPLIANCE.
(i)
The intent of the Parties is that payments and benefits under this Agreement be exempt from (to the extent possible) or compliant with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, as amended (collectively, the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted accordingly. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Parties of the applicable provision without violating the provisions of Section 409A. In no event shall Cue be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.
18.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within die meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” under Section 409A, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 20(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum on the first business day following the six-month period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(ii)
To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iii)
For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be at the sole discretion of the Board.
(iv)
Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(b)
MODIFICATION OF PAYMENTS. In the event it shall be determined that any payment, right or distribution by Cue or any other person or entity to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, Executive’s employment with Cue or a change in ownership or effective control of Cue or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Code Section 280G on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the “base amount,” as defined in Code Section 280G (the “Parachute Threshold”), so that Executive would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”) and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Payments under Section 8 above.

BY SIGNING THIS AGREEMENT BELOW, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE:

(1)
HAS READ AND UNDERSTOOD THE ENTIRE AGREEMENT;
(2)
HAS HAD THE OPPORTUNITY TO ASK QUESTIONS AND CONSULT

COUNSEL OR OTHER ADVISORS ABOUT THE AGREEMENT’S TERMS; AND

(3)
AGREES TO BE BOUND BY THE AGREEMENT.

IN WITNESS WHEREOF, Cue has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

CUE BIOPHARMA, INC.

/s/ Daniel Passeri	/s/ Lucinda Warren
Name: Daniel Passeri	Name: Lucinda Warren
Title: Chief Executive Officer	Title: Chief Business Officer
(Principal Executive Officer)

Amendment to Employment Agreement

This Amendment (the “Amendment”), effective as of December 30th 2025 (the “Amendment Date”), amends that certain Executive Employment Agreement by and between Cue Biopharma, Inc. (the “Company”) and Lucinda Warren (the “Executive”) dated September 1, 2024 (the “Employment Agreement”).

WHEREAS, the Company and the Executive desire to amend the term of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby agree to the following change to the Employment Agreement, effective as of the Amendment Date:

1.
Section 2 of the Employment Agreement shall be deemed deleted in its entirety and replaced with the following: “This Agreement shall have a term that begins on September 1, 2024 (the “Effective Date”) and continues until September 30, 2026 (the “Term”) unless the Term is extended in writing by the Parties or terminated sooner in accordance with Section 7 below.”

2.
Except as expressly modified herein, all terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth below.

CUE BIOPHARMA, INC.

/s/ Usman Azam	/s/ Lucinda Warren
By: Usman Azam
Title: President and CEO
12/30/2025	12/30/2025

Second Amendment to Employment Agreement

This Second Amendment (the “Second Amendment”), effective as of February 9, 2026 (the “Second Amendment Date”), amends that certain Executive Employment Agreement by and between Cue Biopharma, Inc. (the “Company”) and Lucinda Warren (the “Executive”) dated September 1, 2024, as amended December 30, 2025 (together, the “Employment Agreement”).

WHEREAS, the Company and the Executive desire to amend the Employment

Agreement to reflect the Executive’s new job title;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby agree to the following, effective as of the Second Amendment Date:

1.
The Executive shall serve as the Company’s Chief Financial & Business Officer (“CFBO”). As of the Second Amendment Date, all references in the Employment Agreement to the Executive’s role as the Company’s “Chief Business Officer” shall be deemed replaced with references to the Executive’s role as its “Chief Financial & Business Officer” and all references in the Employment Agreement to the Executive as the Company’s “CBO” shall be deemed replaced with references to the Executive as its “CFBO”.

2.
Except as expressly modified herein, all terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year set forth below.

CUE BIOPHARMA, INC.

/s/ Usman Azam	/s/ Lucinda Warren
By: Usman Azam
Title: President and CEO
2/18/2026	2/18/2026